Exhibit 99.1

Trupanion Founder & CEO Darryl Rawlings to Assume Additional Role of Chair of the Board
–Company to Propose Declassification of Board

SEATTLE, WA. January 10, 2022 -- Trupanion, Inc. (Nasdaq: TRUP) announced today that Darryl Rawlings, Founder & Chief Executive Officer, will assume the additional role of Chair of the Board, effective immediately. Murray Low, PhD, the prior Chair of the Board, will assume the role of Lead Independent Director. Today's announcement is in alignment with the Company’s long-term succession plans and Mr. Rawlings’s intention to support a smooth CEO succession in 2025 and, if amenable to shareholders, to serve as Chair of the Board until 2035.

“I look forward to continuing to actively support Trupanion in my new role as Lead Independent Director,” said Dr. Low. “The Board and I are confident that Darryl’s long-term outlook and commitment to serving in this expanded capacity will greatly benefit the Company for years to come.”

“I want to thank Murray for his many contributions as Chair of the Board,” said Mr. Rawlings. “I look forward to working with him in his new role as Lead Independent Director and to serving in the role of Board Chair.”

Mr. Rawlings continued, “In step with our long-term succession plan, we will use this new role to ensure a smooth, efficient CEO transition over the next few years after which time, should it be amenable to shareholders, I would serve solely in the role of Board Chair through 2035 in support of the Company and my successor.”

Dr. Low has served as the Company’s Chair of the Board since 2008, and as an advisor to the Company since 2006. In his new role as Lead Independent Director, Dr. Low will assume all the duties and responsibilities of that position, including presiding over executive sessions of independent directors, leading the CEO evaluation, and serving as a liaison between the Chair of the Board and the independent directors. In addition, Dr. Low will assume the role of Chair of the Nominating & Corporate Governance Committee. Mr. Howard Rubin will assume the role of Chair of the Compensation Committee, and Ms. Jackie Davidson remains Chair of the Audit Committee.

The Company also announced today that, following engagement with shareholders and evaluation of best practices, it plans to put to a shareholder vote at the 2023 Annual Shareholder Meeting a proposal to eliminate its staggered board and move to an annual election process. In connection with this plan, no directors would remain on the Board without being re-elected at the Annual Shareholder Meeting in June of 2023.

About Trupanion

Trupanion is a leader in medical insurance for cats and dogs throughout the United States, Canada, Europe, Puerto Rico and Australia with over 800,000 pets enrolled. For over two decades, Trupanion has given pet owners peace of mind so they can focus on their pet's recovery, not financial stress. Trupanion is committed to providing pet owners with the highest value in pet medical insurance with unlimited payouts for the life of their pets. With its patented process, Trupanion is the only North American provider with the technology to pay veterinarians directly in seconds at the time of checkout. Trupanion is listed on NASDAQ under the symbol "TRUP". The company was founded in 2000 and is headquartered in Seattle, WA. Trupanion policies are issued, in the United States, by its wholly-owned insurance entity American Pet Insurance Company and, in Canada, by Omega General Insurance Company. Trupanion Australia is a partnership between Trupanion and Hollard Insurance Company. For more information, please visit trupanion.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among other things, leadership succession plans, plans to declassify the Board, and expectations, plans, prospects and financial results for Trupanion, including, but not limited to, its expectations regarding its ability to continue to grow its enrollments and revenue, and otherwise execute its business plan. These forward-looking statements are based upon the current expectations and beliefs of Trupanion’s management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All forward-looking statements made in this press release are based on information available to Trupanion as of the date hereof, and Trupanion has no obligation to update these forward-looking statements.

In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the outcome of future shareholder votes; the ability to achieve or maintain profitability and/or appropriate levels of cash flow in future periods; the ability to keep growing our membership base and revenue; the accuracy of assumptions used in determining appropriate member acquisition expenditures; the severity and frequency of claims; the ability to maintain high retention rates; the accuracy of assumptions used in pricing medical plan subscriptions and the ability to accurately estimate the impact of new products or offerings on claims frequency; actual claims expense exceeding estimates; regulatory and other constraints on the ability to institute, or the decision to otherwise delay, pricing modifications in response to changes in actual or estimated claims expense; the effectiveness and statutory or regulatory compliance of our Territory Partner model and of our Territory Partners, veterinarians and other third parties in recommending medical plan subscriptions to potential members; the ability to retain existing Territory Partners and increase the number of Territory Partners and active hospitals; compliance by us and those referring us members with laws and regulations that apply to our business, including the sale of a pet medical plan; the ability to maintain the security of our data; fluctuations in the Canadian currency exchange rate; the ability to protect our proprietary and member information; the ability to maintain our culture and team; the ability to maintain the requisite amount of risk-based capital; our ability to implement and maintain effective controls, including over financial reporting; the ability to protect and enforce Trupanion’s intellectual property rights; the ability to successfully implement our alliance with Aflac; the ability to continue key contractual relationships with third parties; third-party claims including litigation and regulatory actions; the ability to recognize benefits from investments in new solutions and enhancements to Trupanion’s technology platform and website; and our ability to retain key personnel.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the Securities and Exchange Commission (SEC), including but not limited to, Trupanion’s Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequently filed reports on Forms 10-Q and 8-K. All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at https://www.sec.gov/ or the Investor Relations section of Trupanion’s website at https://investors.trupanion.com/.

Contacts:

Investors:
Laura Bainbridge, Vice President, Corporate Communications
Investor.Relations@trupanion.com
3